EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Nelnet Education Loan Funding, Inc.:


We consent to incorporation by reference in the registration statement No. 333-104736, on Form S-3 of Nelnet Education Loan Funding, Inc. of our report dated March 22, 2005, with respect to the consolidated balance sheets of Nelnet Education Loan Funding, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Nelnet Education Loan Funding, Inc.



/s/ KPMG LLP

Lincoln, Nebraska
March 31, 2005